Exhibit 10.16

Memorandum on

Framework Agreement on Insurance Cooperation

between

Chang An Property And Liability Insurance Ltd.

and

Hexin E-commerce Co., Ltd.

Party A: Chang An Property And Liability Insurance Ltd. Beijing Branch

Person-in-charge: FU Zhenghong

Address: Room 101, Building 6, 80 West Railway StationSouth Road, Xicheng District, Beijing

Telephone: 010-63370171

Party B: Hexin E-commerce Co., Ltd.

Legal Representative: AN Xiaobo

Address: C-13F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing

Telephone: 010-53579041

Chang An Property And Liability Insurance Ltd. Beijing Branch(hereinafter referred to as “Party A”) and Hexin E-commerce Co., Ltd. (hereinafter referred to as “Party B”)entered into a Framework Agreement on Insurance Cooperation on 25 January 2017. Both Parties have reached the following agreement on the foregoing Agreement after negotiation and discussion:

I.                                        Coverage: during the term of insurance, based on the Cooperation Agreement on the Payment and Settlement Service of Fund Custodian Business (Agreement number: Jiang Yin Wang Jin Cun Zi No. 201701001), the insurance coverage over existing loan products which are managed through Jiangxi Bank’s custody accounts.

II.                                   Territory of insurance: The insurance territory of the bond insurance for the performance of the loan shall follow the regulations.

III.                              The insured amount on the commencement date of formal cooperation (the meaning ascribed thereto in Section V) is equal to loans outstanding balance, which is under the Loan Agreements entered into between the Investors and the Borrowers, which meet the insurance requirements of Party A. Party B shall paid the amount of the risk reserves to the account designated by Party A as a one-time payment of the premium of the insurance agreement over all existing loan products as of the commencement date, and the premium shall not exceed the amount of the balance of the risk reserves, which is acutely paid-in the account designated by Party A.

IV.                               From the commencement date of formal cooperation agreed upon by Party A and Party B, for the creditor’s rights which meet the insurance requirements of Party A, the Borrower shall voluntarily pay the premium to Party A in accordance with the Loan Agreement and the premium rate for the creditor’s rights within Party A’s scope of insurance.

V.                                    The commencement date of formal cooperation agreed upon by Party A and Party B shall be 1 February 2017.

VI.                               When publicizing the cooperation project to business partners or social public, Party B shall state clearly that Party B only offers bond services to lending with Party A’s permission to insure. The publication shall be approved by Party A in advance. Party B shall not publicize claim information in any manner without Party A’s consent.

VII.                          This Memorandum shall take effect from execution by both Parties and terminate upon termination of the Framework Agreement on Insurance Cooperation.

VIII.                     This Memorandum shall be made in six copies, three copies of which shall be held by each Party and have equal legal effect.

Party A (stamp): [seal of Chang An Property And Liability Insurance Ltd. Beijing Branch]

Signature of legal representative or authorized representative:

Date: 31March 2017

Party B (stamp): [seal of Hexin E-commerce Co., Ltd.]

Signature of legal representative or authorized representative:

Date:

2